                                                                 EXHIBIT 2.12(b)


                       DATED THE 28th DAY OF January 2000




                                    BETWEEN


                    ASIA ONLINE INTERNET SERVICES SDN. BHD.


                                      AND


                        UTUSAN MELAYU (MALAYSIA) BERHAD


                                      AND


                          UTUSAN MULTIMEDIA SDN. BHD.




              ---------------------------------------------------

                            SHAREHOLDERS' AGREEMENT

              ---------------------------------------------------




                                WONG & PARTNERS
                             ADVOCATES & SOLICITORS
                              Faber Imperial Court
                        Suite 12-1A, Jalan Sultan Ismail
                               50250 KUALA LUMPUR
                           Telephone: (603) 461 1888
                           Facsimile: (603) 460 3880

                               TABLE OF CONTENTS


CLAUSE            HEADING                                                                                    PAGE
------            -------                                                                                    ----

1.       DEFINITIONS AND INTERPRETATION........................................................................2
2.       COMMENCEMENT OF OBLIGATIONS ON COMPLETION.............................................................8
3.       THE BUSINESS..........................................................................................9
4.       MANAGEMENT OF THE COMPANY.............................................................................9
5.       MATTERS REQUIRING UNANIMOUS CONSENT..................................................................15
6.       REGISTERED OFFICE, SECRETARY, AUDITORS, FINANCIAL YEAR, ACCOUNTS.....................................16
7.       TRANSFER OF SHARES...................................................................................16
8.       WARRANTIES...........................................................................................20
9.       OPTIONS..............................................................................................21
10.      PROMISE TO PAY BY ASIA ONLINE - MALAYSIA.............................................................23
11.      MUTUAL CO-OPERATION..................................................................................24
12.      TERMINATION..........................................................................................24
13.      CONSEQUENCES OF TERMINATION..........................................................................25
14.      TERMS APPLICABLE UPON TERMINATION....................................................................26
15.      DEADLOCK.............................................................................................26
16.      NON COMPETITION......................................................................................27
17.      NO PARTNERSHIP.......................................................................................29
18.      NAME PROTECTION......................................................................................29
19.      NOTICES..............................................................................................30
20.      GENERAL PROVISIONS...................................................................................31

SCHEDULE 1....................................................................................................*
DEED OF ADHERENCE.............................................................................................*

SCHEDULE 2....................................................................................................*
BUSINESS PLAN.................................................................................................*

SCHEDULE 3....................................................................................................*
MEMORANDUM AND ARTICLES OF ASSOCIATION OF COMPANY.............................................................*

* Schedule omitted -- will be provided supplementally to the Commission upon request.

                            SHAREHOLDERS' AGREEMENT


THIS SHAREHOLDERS' AGREEMENT is made the 28 of January 2000.

BETWEEN


ASIA ONLINE INTERNET SERVICES SDN. BHD., a company incorporated in Malaysia whose registered office is at Faber Imperial Court, Suite 12-1B, Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia ("ASIA ONLINE - MALAYSIA");


AND


UTUSAN MELAYU (MALAYSIA) BERHAD, a company incorporated in Malaysia under the laws of Malaysia with its registered office at 46M, Jalan Lima, Off Jalan Chan Sow Lin, 55200 Kuala Lumpur ("UTUSAN");


AND


UTUSAN MULTIMEDIA SDN. BHD., a company incorporated in Malaysia with its registered office at 46M, Jalan Lima, Off Jalan Chan Sow Lin, 55200 Kuala Lumpur ("COMPANY").


RECITALS

A. The Company carries on the business of providing internet access, web design and production, web hosting, database hosting, intranet-hosting, server co-location, web consulting, web mail services, homepage services, systems integration and e-commerce solutions and services.

B. By a Share Purchase and Subscription Agreement of even date, Asia Online-Malaysia has agreed to acquire and subscribe in aggregate 281,025 ordinary voting shares representing 51% of the total issued and paid up share capital of the Company.

C. The Shareholders (as defined below) have entered into this Agreement to set forth their rights as Shareholders of the Company and the terms and conditions upon which the business of the Company shall be managed and operated and to regulate their relationship inter se as Shareholders of the Company.

NOW IT IS HEREBY AGREED as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1      DEFINITIONS

         In this Agreement, all terms defined in the Share Purchase and Subscription Agreement shall have the same meaning herein unless otherwise specified. Unless the context otherwise requires, in this
         Agreement:

         ""A" DIRECTOR"               means a Director appointed from time to
                                      time by Asia Online-Malaysia under Clause
                                      4.1;

         "ARTICLES"                   means the articles of association of the
                                      Company as amended from time to time;

         "ASIA ONLINE LIMITED"
           OR "ASIA ONLINE"           means Asia Online Limited, a company
                                      incorporated in Delaware, United States
                                      of America with its business address at
                                      the 16/F One International Finance
                                      Centre, No. 1 Harbour View Street,
                                      Central, Hong Kong;

         ""B" DIRECTOR"               means a Director appointed from time to
                                      time by Utusan under Clause 4.1;

         "BOARD"                      means the Company's board of directors
                                      from time to time;

         "BUSINESS"                   means those activities carried on by the
                                      Company from time to time;

         "BUSINESS PLAN"              means the business plan as approved by
                                      the Board from time to time (the first
                                      such plan being attached hereto as
                                      Schedule 2);

         "CHAIRMAN"                   means the chairman of the Board from time
                                      to time;

         "COMPANIES ACT"              means the Malaysian Companies Act 1965;

         "COMPETING PRODUCTS"         means new internet based services or
                                      products which compete with products
                                      currently offered or to be offered by the Company (as outlined in the Business
                                      Plan) and would include but are not
                                      limited to web hosting, database hosting, server co-location, intranet hosting, web mail services, homepage services, e-commerce services, virtual private network management, re-selling of internet access services, online classifieds services, leased lines, electronic bookstores, network consultancy services and other services related to the use of Utusan's or the Company's network infrastructure;

         "CONTROL"                    has the meaning ascribed to it in Section
                                      33(1) of the Malaysian Securities
                                      Commission Act 1993;

         "DEADLOCK"                   means any of the following situations:

                                      (a)    where any resolution proposed at a
                                             meeting of the Shareholders fails
                                             to be passed due to a failure to
                                             achieve the required votes for the
                                             resolution at two consecutive
                                             meetings of the Shareholders; or

                                      (b)    a quorum cannot be achieved at two
                                             successive proposed meetings of
                                             the Shareholders, of which not
                                             less than one week's notice has
                                             been given;

         "DEED OF ADHERENCE"          means a deed substantially in the form
                                      set out in Schedule 1 or any other form
                                      approved in advance by all of the
                                      Shareholders under which a transferee or allottee of Shares agrees to be bound by all the terms of this Agreement as if it had been one of the Shareholders;

         "DIRECTOR"                   means any director from time to time of
                                      the Company (or a duly appointed
                                      alternate);

         "EVENT OF DEFAULT"           includes any of the following:

                                      (a)    a petition is presented or a
                                             proceeding is commenced or an
                                             order is made or an effective
                                             resolution is passed for the
                                             winding-up, insolvency, judicial
                                             management, administration,
                                             reorganisation, reconstruction,
                                             dissolution or bankruptcy of any
                                             party or for the appointment of a
                                             liquidator, receiver, judicial
                                             manager, administrator, trustee or
                                             similar officer of the party over
                                             all or any part of its business or
                                             assets;

                                      (b)    any party stops or suspends
                                             payments to its creditors
                                             generally or is unable or admits
                                             its inability to pay its debts as
                                             they fall due or seeks to enter
                                             into any composition or other
                                             arrangement with its creditors or
                                             is declared or
                                             becomes bankrupt or insolvent; or
                                             if a creditor takes possession of
                                             all or any part of the business or
                                             assets of the party or any
                                             execution or other legal process is
                                             enforced against the business or
                                             any substantial asset of the party
                                             and is not discharged within
                                             fourteen (14) days; or

                                      (c)    any party ceases or threatens to
                                             cease to carry on its business or
                                             any substantial part thereof or if
                                             the party disposes of or threatens
                                             to dispose of or any governmental
                                             or other authority expropriates or
                                             threatens to expropriate all or
                                             any substantial part of its
                                             business or assets;

         "EXERCISE PERIOD"            means a period of 90 days from the date
                                      of notification by Asia Online or Asia
                                      Online-Malaysia of the occurrence of a
                                      Trigger Event;

         "EXERCISE PRICE"             means sale price per share of the Shares
                                      (in cash) which is to be calculated in
                                      accordance with the formula below:

                                                   2 x previous 3 months
                                                   annualized revenue of the
                                                   Company from the date of the
                                                   Option Notice
                                                   -----------------------------
                                      Sale Price = Number of existing issued
                                      per Share    Shares in the Company as at
                                                   the date of the  expression
                                                   to purchase or sell the
                                                   Shares

         "EXISTING"                   means existing, established, in operation
                                      or in place as at the date of this
                                      Agreement;

         "IP ADDRESSES"               means a 32 or 128 bit number that
                                      identifies a specific device connected to a local network or the internet;

         "MEMORANDUM"                 means the memorandum of the Company as
                                      amended from time to time;

         "OFFERING SHAREHOLDER"       means a Shareholder who has served a
                                      Purchase Notice pursuant to Clause
                                      7.3(d);

         "OPTION NOTICE"              means written notice served by Asia
                                      Online-Malaysia or Utusan notifying the
                                      other of its wish to exercise the
                                      relevant "call" options under Clause 9;

         "OPTION PERIOD"              means the period commencing from the
                                      earlier to occur of:

                                      (a)    twelve (12) months from Completion
                                             (as defined under the Share
                                             Purchase and Subscription
                                             Agreement; or

                                      (b)    the Trigger Event;

                                      and expiring forty-two (42) months from
                                      Completion;

         "PRESCRIBED PRICE"           means the sale price of the Shares agreed
                                      within 14 days of the expression of an
                                      intention to purchase or sell the shares, by the Shareholders or in the absence of such agreement, at the price per Share which is calculated utilizing the revenue multiple of 2.0 times the last three months annualized revenue of the Company divided by the number of the then issued
                                      Shares in the Company as at the date of
                                      the expression of the intention to
                                      purchase or sell the Shares;

         "PROPORTIONATE SHARE"        in relation to a Shareholder means the
                                      proportion that the number of Shares from time to time held or beneficially owned by that Shareholder bears to the total number of Shares on issue from time to time;

         "PROSPECTIVE PURCHASER"      means a third party who has made a bona
                                      fide offer to purchase some or all of the Shares of a Shareholder under Clause
                                      7.3(a);

         "PURCHASE NOTICE"            means a written notice of acceptance
                                      served under Clause 7.3(d);

         "RELATED CORPORATION"        has the meaning ascribed to it in section
                                      4 of the Companies Act;

         "RELEVANT MALAYSIAN
         REGULATORY AUTHORITIES"      means any Malaysian governmental or
                                      non-governmental authority having
                                      jurisdiction over the sale of shares held by Malaysian interests to foreign interests and the offer for subscription or purchase of Securities in Malaysia;

         "RELEVANT SHARES"            means the number and class of Shares and
                                      any interest in them which a Transferor
                                      may wish to transfer or dispose of;

         "RINGGIT MALAYSIA" AND THE
         SYMBOL "RM"                  means the lawful currency of Malaysia;

         "SECURITIES"                 has the meaning ascribed to it in section
                                      2 of the Malaysian Securities Commission
                                      Act 1993;

         "SECURITY INTEREST"          means an interest in or over an asset
                                      which provides security for, or protects against default by, a person for the payment or satisfaction of a debt, obligation or liability including a mortgage, charge, bill of sale, pledge, deposit, lien, encumbrance, hypothecation, or arrangement for the retention of title;

         "SHAREHOLDER"                means a registered holder from time to
                                      time of one or more Shares;

         "SHARES" means the ordinary voting shares having a par value of RM1.00 each in the capital of the Company from time to time;

         "SHARE PURCHASE AND
         SUBSCRIPTION AGREEMENT"      means the Share Purchase and Subscription
                                      Agreement of even date between Asia
                                      Online-Malaysia, Utusan and the Company;

         "SUBSIDIARY"                 has the meaning ascribed to it in section
                                      5 of the Companies Act;

         "THIRD PARTY INTEREST"       means any Security Interest, lease,
                                      option, voting arrangement, easement,
                                      covenant, notation, restriction, interest under any agreement, interest under any trust, or other right, equity, entitlement or other interest of any nature held by a third party;

         "TRANSFER NOTICE"            means a notice in writing under Clause
                                      7.3 that a Transferor desires to sell,
                                      transfer or dispose of any Share or
                                      Shares;

         "TRANSFEROR"                 means a Shareholder proposing to sell,
                                      transfer or dispose of any Share or
                                      Shares under Clause 7.3;

         "TRIGGER EVENT"              means the earlier to occur of:

                                      (a)    the date which is 90 days before
                                             the likely day on which Asia
                                             Online registers its initial
                                             public offering document with the
                                             United States Securities and
                                             Exchange Commission; or

                                      (b)    a change of Control of Asia Online
                                             or any sale of substantially all
                                             of the assets and undertaking of
                                             Asia Online (other than by way of
                                             any group reorganisation or
                                             reconstruction undertaken by Asia
                                             Online);

         "WARRANTIES"                 means the representations, warranties and
                                      covenants made by the Shareholders under Clause 8 and "Warranty" means any one of them.



1.2      INTERPRETATION

         In this Agreement, unless the context otherwise requires:

         (a)      a reference:

                  (i)      to the singular includes the plural and vice versa;

                  (ii)     to a gender includes all genders;

                  (iii) to a document (including this Agreement) is a reference to that document (including any Schedules and Annexures,) as amended, consolidated, supplemented, novated or replaced;

                  (iv) to an agreement includes any deed, agreement or legally enforceable arrangement or understanding whether written or not;

                  (v) to parties means the parties to this Agreement and to a party means a party to this Agreement;

                  (vi) to a notice means all notices, approvals, demands, requests, nominations or other communications given by one party to another under or in connection with this Agreement;

                  (vii) to a person shall be deemed to include bodies corporate or unincorporate;

                  (viii) Recitals, Clauses, Sub-Clauses and Schedules are references to recitals, clauses, sub-clauses and schedules to this Agreement;

         (b) headings are for convenience only and are ignored in interpreting this Agreement;

         (c) if a period of time is specified and dates from, after or before, a given day or the day of an act or event, it is to be calculated exclusive of that day;

         (d) if a payment or other act must (but for this Clause) be made or done on a day which is not a Business day, then it must be made or done on the next Business day;

         (e) the words "including" or "includes" mean "including but not limited to" or "including without limitation";

         (f) this Agreement must not be construed adversely against a party solely because that party was responsible for preparing it; and

         (g) where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

2.       COMMENCEMENT OF OBLIGATIONS ON COMPLETION

2.1 Unless expressly stated otherwise in this Agreement, the rights and obligations created by this Agreement commence, and are enforceable from the Completion of the Share Purchase and Subscription Agreement (as defined therein) and shall continue in force for an indefinite term until the Company shall be wound up or until this Agreement is terminated earlier in accordance with the terms of this Agreement provided however that if any Shareholder sells or transfers all of its Shares in the Company in accordance with the provisions of this Agreement (except to a Related Corporation), the rights, obligations and liabilities of such selling Shareholder shall terminate except as may otherwise be provided for herein.

2.2 The parties hereby agree and acknowledge that following the Completion of the Share Purchase and Subscription Agreement, the Shares of the Company shall be held in the following proportions:


         Shareholder                 Percentage %          Number of Shares
         -----------                 ------------          ----------------

         Asia Online-Malaysia              51                   281,025
         Utusan                            49                   270,000
         Total                            100                   551,025

3.       THE BUSINESS

         The primary object of the Company is to conduct the Business in accordance with the Business Plan as amended from time to time.


4.       MANAGEMENT OF THE COMPANY

4.1      APPOINTMENT OF DIRECTORS

         (a)      For so long as it holds 51% of the Shares, Asia
                  Online-Malaysia is entitled to appoint, substitute and remove a total of three (3) "A" Directors.

         (b) For so long as it holds 49% of the Shares, Utusan is entitled to appoint, substitute and remove a total of two (2) "B" Directors.

         (c) The Board shall be responsible for supervising the activities of the Company and for determining the overall policies and objectives of the Company, subject always to the terms of this Agreement and the provisions of the Companies Act.

4.2      MANNER OF APPOINTMENT

         (a) Each appointment, substitution and removal of a Director will be carried out by:

                  (i) the relevant Shareholder(s) depositing a written notice at the Company's main business premise; and

                  (ii)     sending a copy of the notice to the other
                           Shareholders.

         (b) If a Director leaves his office due to the expiry of his term of office, death, resignation, dismissal or any other reason whatsoever, the Shareholder which appointed the Director shall appoint a Director to fill the vacancy. Such appointment, removal or replacement of a Director shall be in accordance with the requirements of the Companies Act.

         (c) Each Director may appoint or remove from time to time any person to act as his alternate who shall have all the powers of his appointing Director, including without limitation the power to vote on resolutions of the Board. One person may act as alternate director to more than one Director and while he is so acting he shall be entitled a separate vote for each Director he is representing and if he is himself a Director, his vote or votes as an alternate director shall be in addition to his own vote. If a Director ceases to hold the office of Director, the appointment of his alternate shall thereafter cease.

4.3      RESIGNATION ON DISPOSAL

         (a) If either Shareholder disposes of all its Shares, that Shareholder must cause the resignation of the relevant Director(s) appointed by it.

         (b) Subject to Clause 4.1(a), the number of Director(s) a Shareholder is entitled to appoint is in proportion to its shareholding in the Company as it relates to the total shareholding in the Company.

4.4      LIABILITY FOR REMOVAL

         Any Shareholder substituting or removing a Director pursuant to its rights under this Clause 4 is responsible for and holds harmless the other Shareholder and the Company from and against:

         (a) any claim for unfair or wrongful dismissal arising out of the substitution or removal; and

         (b) any reasonable costs and expenses incurred in defending any proceedings, including, but without limitation, legal costs on a solicitor client basis.

4.5      MEETINGS OF THE BOARD

         (a) Subject to (b) below, at each meeting of the Board and for each resolution proposed to the Board, the Directors present at the meeting will have one vote each.

         (b) If less than the full number of "A" Directors or "B" Directors are appointed to the Board or attend or are able to vote at any Board meeting, the "A" Director(s) or "B" Director(s) that attend or are so appointed are entitled to exercise between them the number of votes that equal the maximum number of "A" Directors entitled to be appointed under Clause 4.1(a) (in the case of any votes exercised by the Asia Online-Malaysia Directors) and the maximum number of "B" Directors entitled to be appointed under Clause 4.1(b) (in the case of any votes exercised by the Utusan Directors).

         (c) Subject to Clause 5.1, all resolutions of the Board must be passed by:

                  (i) a simple majority vote by the Directors present in person or by their alternates at the relevant meeting; or

                  (ii) a circular written resolution signed by a majority of the Directors. Any such resolution may consist of several documents in identical form, each signed by one or more of the Directors.

         (d) The quorum for a Board meeting is at least two Directors, one of which must be an "A" Director.

         (e) Any Director may at any time cause and request the secretary of the Company to satisfy the formalities necessary to convene a meeting of the Board of Directors and the Company secretary shall attend to the formalities necessary to convene such a meeting upon receiving such a request from any of the Directors. Meetings may be held outside Malaysia provided that such meetings are held either in Singapore, Hong Kong, and Japan or via telephone or by using any other technology as stated in Clause 4.5(k).

         (f) Each of the parties agree to cause a meeting of the Board of Directors to be convened at least twice a year or whenever necessary and whenever requested by any Director. In the first six months from the date of this Agreement, each party shall endeavour to cause a meeting of the Board of Directors to be convened monthly.

         (g) Each of the Directors shall be informed by prior written notice of at least 21 days of the time, date and place of meeting of the Board of Directors in accordance with the provisions of the Memorandum and Articles. Such period may be shortened or dispensed with provided all the Directors so agree. Each such notice shall specify a complete agenda of the relevant meeting and if the meeting is to be held in 2 or more places, the technology that will be used to facilitate this.

         (h) No business of the Company shall be transacted at any meeting of the Board unless a quorum is present at the beginning and throughout each meeting.

         (i) If a quorum is not present within 30 minutes of the time appointed for a meeting, that meeting will be adjourned until the same time and place on the same day in the next week.

         (j) If the Board so authorizes or requests, auditors, consultants, advisers and employees (or any other persons, at the discretion of the Board) shall be permitted to attend and speak at meetings of the Board, but not to vote.

         (k) Directors or their alternates may participate in Board meetings by means of conference telephone, video or other similar communications equipment where all Directors participating in that meeting can hear and communicate with each other. Such participation is deemed to be presence in person. The matters resolved during such meetings shall be subject to confirmation by the signatures of the participating Directors on the minutes taken of such meeting.

4.6      SHAREHOLDERS MEETINGS

         (a) The quorum for a general meeting is at least two Shareholders, one of which must be Asia Online-Malaysia.

         (b) At each meeting of the Shareholders and for each resolution proposed to the Shareholders, each Shareholder has one vote for each Share it holds. The Shareholders' resolutions may be passed by circular resolution signed by or on behalf of one or more Shareholder(s) who holds more than 50% of the voting rights (in the case of ordinary resolutions) or who holds more than 75% of the voting rights (in the case of special resolutions). Any such resolution may consist of several documents in identical form, each signed by one or more of the Shareholders.

         (c) If a quorum is present at the beginning of the meeting, it is deemed to be present throughout the meeting even if a Shareholder absents itself, himself or herself, or absents from voting, for any reason.

         (d) If a quorum is not present within 30 minutes of the time appointed for a meeting, any meeting convened on a requisition of Shareholders will be dissolved but any other meeting will be adjourned until the same time and place on the same day in the next week or to such other day, time and place that the Directors may appoint by notice to the Shareholders. If at the adjourned meeting a quorum is not present, the meeting will be dissolved.

         (e) If a quorum is not present at two successive proposed meetings of the Shareholders, a Deadlock will be deemed to have occurred and Clause 15 shall apply.

         (f) One (1) month's prior written notice of all meetings specifying the place, the day and the time of the meeting, shall be given to all Shareholders, unless all the Shareholders agree to unanimously shorten or waive the notice.

         (g) The Chairman, if any, of the Board shall preside as Chairman of the Shareholders' meeting of the Company, or if there is no such Chairman, or if he is not present within 20 minutes after the time appointed for the holding of the meeting or is unwilling to act, any one of the "A" Directors who is present at the meeting shall act as the Chairman.

4.7      CHAIRMAN

         (a) Asia Online-Malaysia has the right to nominate one of the "A" Directors to be Chairman. If the chairman ceases to be a Director, Asia Online-Malaysia will be entitled to nominate a replacement Chairman.

         (b) If any vote taken at a Board meeting results in a tie, the Chairman is entitled to a second or casting vote.

         (c) If the Chairman is not present at any meeting thirty (30) minutes after the stipulated time for the meeting, any "A" Director present at the meeting shall act as the Chairman.

4.8      CHIEF EXECUTIVE OFFICER

         (a) Asia Online-Malaysia shall nominate a suitably qualified candidate for the position of Chief Executive Officer. On the approval of the Board the person so nominated shall be appointed to the position of Chief Executive Officer on such terms and conditions as agreed between the parties. The Chief Executive Officer shall carry out such duties as may from time to time be defined by the Board.

         (b) The parties hereby agree that the first Chief Executive Officer shall be Felix Miller (NRIC Number 571031-01-5475) of 57, Jalan SS3/43, 47300, Petaling Jaya, Selangor and his appointment will be in accordance with his contract of employment with the Company.

         (c) The Chief Executive Officer shall head a management team to manage the day to day operations of the Company in an efficient manner and shall at all times be accountable to the Board for the performance of the Company.

         (d) The Chief Executive Officer shall be required to submit monthly reports on the status of the Company to the Board and shall be required to submit to the Board monthly accounts in a format and in a manner to be determined by the Board.

         (e) The Chief Executive Officer will be responsible for the establishment of the annual budget and annual business plan to be submitted for approval of the Board according to such reporting timetable set by the Board.

         (f) The Chief Executive Officer shall act in accordance with the directions of the Board.

         (g) The Chief Executive Officer may make the following decisions without further Board's approval:

                  (i) execution of agreements required in the ordinary course of business; and

                  (ii)     general management and administration,

                  provided that:

                  (i) the Chief Executive Officer acts within the confines of the annual budget and the annual Business Plan; and

                  (ii) no decisions are taken by the Chief Executive Officer which would normally require Board's approval and in particular the matters requiring Board's approval under Clause 5.1.

4.9      ACCOUNTING MATTERS

         (a) The parties shall procure that the Company shall at all times maintain true and complete accounting and other financial records, in the English language, in accordance with the requirements of all applicable laws and generally accepted accounting principles applicable in Malaysia. Such records shall be kept at the principal office of the Company and shall be made available for inspection by any of the parties and each party shall be entitled at its own expense to have an independent audit of the accounts of the Company in addition to the audit carried out by the auditors of the Company.

         (b) The annual financial statements and accounts of the Company shall be audited annually at the expense of the Company by the Company's auditor. Copies of all audited financial statements of the Company shall be furnished to each of the Shareholders.

         (c) All financial and management accounts and operations reports shall be submitted to the parties on a monthly basis and shall be accompanied by such other reports as may be determined by the Board from time to time.

4.10     MEMORANDUM & ARTICLES OF ASSOCIATION

         (a) In the event of any conflict between the provisions of the Memorandum and Articles and this Agreement, the terms of this Agreement shall prevail and the parties shall cause the necessary amendments to be made in the Memorandum and Articles. In furtherance of this provision, the Shareholders agree to adopt the Memorandum and Articles attached hereto as
                  Schedule 3 in replacement of the existing Memorandum and Articles.

         (b) The Shareholders shall exercise their respective voting rights to approve and adopt the Memorandum and Articles attached hereto as Schedule 3 as the Memorandum and Articles of the Company.

         (c) Any restriction in the Memorandum to the effect that the Directors of the Company shall have the right to accept or refuse registration on transfer of Shares in the Company shall not be applicable in respect of the transfer of any Shares which are in accordance and have complied with the provisions of this Agreement and each party agrees to cause the Directors nominated by it to so cast their votes in favour of accepting such registration or transfer of Shares.

         (d) Any restriction whatsoever in the Memorandum relating to or imposed upon the rights of a Shareholder of partly paid up Shares, whether in respect of the Company's right to have lien over such Shares, the Company's rights of forfeiture or sale or dealing over such shares, the Company's rights of retention of dividends on such Shares, apportionment of the payment of dividends on such Shares or any other right which the Company may have against such Shares shall not, for the term of this Agreement be applicable or have effect. Each party agrees to cause the Directors nominated by it to give effect to this Clause 4.10(d).

         (e) The rights of a Shareholder of partly paid shares shall be pari passu to the rights of a Shareholder of fully paid up shares provided however that the share certificate that is issued to a Shareholder in respect of partly paid Shares shall bear an endorsement to the effect that the Shares are partly paid shares and the percentage paid up in respect of those Shares.


5.       MATTERS REQUIRING UNANIMOUS CONSENT

5.1      UNANIMOUS CONSENT

         The parties agree that despite anything to the contrary in this Agreement, or in the Memorandum or Articles, the unanimous consent of the Board of Directors is required to:

         (a) create or, where appropriate, issue any Security Interest over the whole or any material part of the undertaking, business, property or assets (tangible or intangible) of the Company;

         (b) sell, transfer, lease, assign, dispose of or part with control of any interest in all or any material part of the undertaking, business, property or assets (tangible or intangible) of the Company (whether by a single transaction or a series of transactions) or to contract to do so (other than as a result of any group reorganisation or reconstruction of the Company or any material part of its assets);

         (c) acquire or contract to acquire any business, property or assets (tangible or intangible) or any interest therein which represents more than 20% of the Company's assets at the relevant time (other than as a result of any group reorganisation or reconstruction of the Company or any material part of its assets);

         (d) enter into any joint venture, partnership or profit sharing agreement with any third party; and

         (e)      convert any of its shares into larger or smaller amounts;

         (f)      allot further shares.

         In Clauses 5.1(a), 5.1(b) and 5.1(c) "material part" means any part or parts of the undertaking, business, property or assets having a value of at least 20% of the Company's assets at the relevant time.

6.       REGISTERED OFFICE, SECRETARY, AUDITORS, FINANCIAL YEAR, ACCOUNTS

6.1      REGISTERED OFFICE

         The registered office of the Company shall be at at Faber Imperial Court, Suite 12-1B, Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia, or such other location as the Board may from time to time decide.

6.2      SECRETARY

         The secretaries of the Company shall be Lai Sow Toh (NRIC 620915-10-6418) and Lim Poh Seng (NRIC 710228-10-5519) or such other person(s) as shall from time to time be determined by the Board.

6.3      AUDITORS

         The auditors of the Company shall be PricewaterhouseCoopers or such other firm as shall from time to time be agreed by the Board.

6.4      FINANCIAL YEAR END

         The Company shall adopt a financial year which shall begin on 1 July and end on 30 June of each year or such year-end as agreed by the Board.

6.5      BANK ACCOUNT AND BANK FACILITIES

         (a) The parties hereby agree that authorized signatories of the bank accounts shall be decided by the Board.

         (b) All funds of the Company shall be kept in such banking accounts as the Board may from time to time designate. All monies of the Company, and all instruments for the payment of money to the Company, when received, shall be deposited in the bank account(s) of the Company. All funds of the Company may be drawn upon by cheques signed by any one or more of the authorized representatives of the Company as authorized by the Board.

         (c) Subject to the Memorandum and Articles and this Agreement, the Company shall be at liberty to obtain such bank loans and/or facilities to meet its working capital and other needs as the Board may from time to time determine, whether secured by a charge on the Company's asset or not.

         (d) In the event the Company shall borrow from external sources and guarantees are required for such borrowings, Asia Online-Malaysia agrees that it shall procure the necessary guarantees.

7.       TRANSFER OF SHARES

7.1      NO DEALING IN SHARES

         (a) A Shareholder may not sell, transfer or dispose of any Shares or any interest in any Shares or charge or otherwise encumber or create any Third Party Interest in any Shares without the prior consent of the other Shareholders, except as provided in this Agreement.

         (b) If any Shareholder purports or attempts to transfer, dispose of or create a Third Party Interest over their Shares or any interest in their Shares, except as provided in this Agreement, that Shareholder will be deemed to have served a Transfer Notice in accordance with Clause 7.3 for those Shares.

7.2      TRANSFER TO RELATED CORPORATION

         A transfer of Shares to a transferee who is and remains a Related Corporation of the transferor Shareholder is permitted if:

         (a) the transferor Shareholder has given prior written notice to the other Shareholders; and

         (b) the transferee executes a Deed of Adherence upon the transfer of the Shares.

         As long as Utusan or Asia Online-Malaysia (as the case may be) remains the other party to this Agreement, if for any reason the Related Corporation to whom the Shares are transferred ceases to be related to the transferor Shareholder, the transferor Shareholder shall cause the Related Corporation to re-transfer the Shares back to the transferor Shareholder who shall thereafter be bound by the provisions of this Agreement.

7.3      TRANSFER NOTICE PROCEDURE

         (a) A Transferor wishing to sell, assign or dispose of an interest in its Shares (other than to a Related Corporation under Clause 7.2) must deliver a Transfer Notice to the other Shareholders specifying:

                  (i) the Relevant Shares (which must be all of the Shares then held by the Transferor);

                  (ii)     the identity of the Prospective Purchaser (if any);

                  (iii) the price at which the Transferor wishes to sell the Relevant Shares.

                  (iv) any other material terms or circumstances known to the Transferor which affect or may affect the offer.

         (b) A Transfer Notice once given or deemed to have been given is not revocable except with the consent of all of the Directors in writing.

         (c) Receipt of the Transfer Notice constitutes an offer by the Transferor to the other Shareholders to sell the Relevant Shares to the other Shareholders on terms contained in the Transfer Notice.

         (d) Each Shareholder (other than the Transferor) may exercise its option to buy the Relevant Shares by serving a Purchase Notice on the Transferor of the number of Relevant Shares it wants to buy within 15 days of the date of service of the Transfer Notice.

         (e)      If a Shareholder serves a Purchase Notice under Clause 7.3(d):

                  (i) the Transferor must sell to that Shareholder the number of Relevant Shares allocated to that Shareholder under Clause 7.4; and

                  (ii) the relevant Shareholder must buy them on the terms set out in the Transfer Notice.

7.4      ALLOCATION OF RELEVANT SHARES

         (a) The Transferor must sell to each Offering Shareholder the number of Relevant Shares that the Offering Shareholder has offered to buy if the Transferor receives offers for equal to or less than the number of Relevant Shares.

         (b) The Relevant Shares must be allocated to the Offering Shareholders in the proportion that their Proportionate Shares bear to each other if there are not enough Relevant Shares to satisfy the offers of all Offering Shareholders.

         (c) An Offering Shareholder is not bound to buy or entitled to buy more than the number of Relevant Shares which that Offering Shareholder has offered to buy, even if paragraph
                  (b) would result in a higher number of Relevant Shares being allocated to that Offering Shareholder.

         (d) Any Relevant Shares which remain unallocated because of paragraph (c) must be re-allocated amongst those remaining Offering Shareholders who offered to buy more than the number of Relevant Shares already allocated to them under paragraph
                  (b). This process may be repeated if necessary until all of the Relevant Shares have been allocated.

         (e) The Company may round a fraction up or down as it thinks fit, if this Clause would otherwise result in a fraction of a Share.

         (f) The Company must notify the Transferor and each Offering Shareholder of the number of Relevant Shares to which each Offering Shareholder is entitled.

         (g) Within 30 days of the date of service of the Transfer Notice and subject to the Offering Shareholder paying the Transferor the required sale consideration, the Transferor must give each Offering Shareholder a transfer of the relevant number of Relevant Shares signed by the Transferor.

         (h) The Transferor must give the Company the share certificates for the Relevant Shares at the same time as it gives the Offering Shareholder a transfer under paragraph (g).

         (i) In the event that the Offering Shareholder is prevented under any law, regulation or guideline pertaining to the investment and acquisition of Malaysian companies and business by foreign interest or pertaining to the licensing conditions of any licences held by the Company required in order for the Company to carry out its Business, the Offering Shareholder shall be entitled to nominate a third party to acquire the number of Relevant Shares which it would otherwise be permitted to acquire under this Clause 7 provided that the third party so nominated shall execute a Deed of Adherence upon the transfer of the Relevant Shares in accordance with paragraph (g) and (h) above.

7.5      SHARES NOT PURCHASED BY SHAREHOLDERS

         (a) If offers are not received from the Shareholders to purchase all the Relevant Shares, or a Shareholder defaults in paying for the Relevant Shares in accordance with Clause 7.4(g), then the Transferor may sell the Relevant Shares to the Prospective Purchaser within 60 days but not before 40 days after the date of service of the Transfer Notice.

         (b) The Transferor must not sell the Relevant Shares for a lower price than that specified in the Transfer Notice or otherwise on more beneficial terms.

7.6      REGISTRATION OF TRANSFERS

         (a) The Shareholders will ensure that the Directors register any transfer of Shares which complies with Clause 7 or Clause 9.

         (b) The Directors must refuse to register the transfer of any Share, unless the provisions of this Clause 7 or Clause 9 have been duly complied with and the proposed transferee has executed a Deed of Adherence.

7.7      OBLIGATIONS OF TRANSFEROR TO TRANSFER

         (a) Upon the Transferor becoming bound to transfer any Shares under this Agreement the Transferor must deliver to the transferee executed transfers for those Shares in favour of the transferee together with the relevant share certificate(s) against payment by the transferee of the price due for them.

         (b) If the Transferor defaults in transferring the Shares, any Director is irrevocably and unconditionally appointed as the attorney of the Transferor to complete and execute the necessary instrument of transfer of those Shares together with a standard form indemnity for non-production of share certificates for those Shares and may deliver them on behalf of the Transferor and the Company will receive the purchase money for the Shares on trust for the Transferor and will (subject to the instrument being duly stamped) cause the transferee to be registered as the holder of the Shares.

         (c) The Company is not bound to earn or pay interest on any money held and will not pay any money to the Transferor until the Transferor has delivered the Transferor's share certificates (or an appropriate indemnity for any lost certificates) to the Company.


7.8      NO LIMITATION

         Nothing in this Clause 7 limits or restricts the rights of Utusan or Asia Online under Clause 9.


8.       WARRANTIES

8.1      WARRANTIES BY THE SHAREHOLDERS

         Each Shareholder warrants to the other Shareholders that:

         (a) the execution of this Agreement by it has been properly authorised by all necessary corporate or other action by it;

         (b) it has full corporate authority or statutory power, as the case may be, and lawful authority, to execute and deliver this Agreement and to perform or cause to be performed its obligations under this Agreement;

         (c) this Agreement constitutes a full and binding legal obligation upon it;

         (d) this Agreement does not conflict with or result in the breach of or default under the provision of its Memorandum and Articles of Association or other constituent documents or any material term or provision of any agreement or Agreement or any writ order or injunction, rule, judgment, law, or regulation to which it is a party or is subject or by which it is bound;

8.2      WARRANTY BY UTUSAN

         Utusan, warrants that on exercise and completion of the call options in Clause 9 it will be the legal and beneficial owner of the Shares to be transferred to Asia Online free of all Third Party Interests and will transfer its entire title in the Shares free of any Third Party Interests.

9.       OPTIONS

9.1      CALL OPTIONS

         (a) Asia Online-Malaysia will notify Utusan within two business days of a Trigger Event occurring.

         (b) If a Trigger Event occurs Asia Online-Malaysia may purchase all, but not less than all, of Utusan's Shares at any time during the Exercise Period on terms contained in Clause 9.2.

9.2      TERMS OF EXERCISE OF CALL OPTION

         (a) Upon expiry of the Exercise Period, the call option in favour of Asia Online-Malaysia lapses if not previously exercised;

         (b) The call option provided in Clause 9.1(b) in favour of Asia Online must be exercised by Asia Online-Malaysia serving on Utusan an Option Notice.

         (c) The Option Notice will specify that it is in respect of all Shares held by Utusan.

         (d) Upon service of an Option Notice, Utusan become bound to sell their entire shareholding in the Company specified in the Option Notice at the Exercise Price within 5 days subject to any consent or approval required from the Relevant Malaysian Regulatory Authorities.

         (e) Asia Online-Malaysia is entitled to nominate a nominee to legally acquire the Shares specified in the Option Notice from Utusan.

9.3      COMPLETION OF EXERCISE OF OPTION

         If the exercise of the call and put option becomes binding pursuant to Clause 9.2(d) or 9.4(a), then within 5 days of service of the relevant Option Notice and subject to any consent required from the Relevant Malaysian Regulatory Authorities:

         (a)      Utusan must deliver to Asia Online-Malaysia:

                  (i) transfers of all their Shares duly executed by the registered holders in favour of Asia Online-Malaysia or its nominee together with the relevant share certificates for those Shares; and

                  (ii)     executed resignations of the "B" Directors;

         (b) Asia Online-Malaysia must deliver to Utusan a payment by way of bank draft or telegraphic transfer a sum equivalent to the Exercise Price in respect of the Utusan's Shares.

9.4      CALL OPTION BY ASIA ONLINE-MALAYSIA

         (a) In addition to the call option as provided in Clause 9.1(b), Asia Online-Malaysia shall have a call option to require Utusan to sell all, but not less than all, of Utusan's Shares at any time during the Option Period to Asia Online-Malaysia or its nominees.

         (b) The call option under Clause 9.4(a) in favour of Asia Online-Malaysia must be exercised by Asia Online-Malaysia serving on Utusan an Option Notice.

         (c) The Option Notice will specify that it is in respect of all Shares held by Utusan.

         (d) Upon service of an Option Notice, Utusan become bound to sell its entire shareholding in the Company specified in the Option Notice at the Exercise Price within 5 days subject to any consent or approval required from the Relevant Malaysian Regulatory Authorities.

         (e) The provisions of Clause 9.3 shall mutatis mutandis apply in respect to the completion of the exercise of the call option.

         (f) If the Option Notice is not served on Utusan on the date of the expiration of the Option Period, the call option in favour of Asia Online-Malaysia under this Clause 9.4(a) shall lapse, in which event the provisions of Clause 9.5 shall be apply.

9.5      CALL OPTION BY UTUSAN

         (a) Upon the call option provided in Clause 9.4(a) having lapsed, Utusan have a call option to require Asia Online-Malaysia to sell all, but not less than all, of their Shares at any time during sixty (60) days after the expiry of the Option Period to Utusan or its nominees.

         (b) The call option under Clause 9.5 (a) in favour of Utusan must be exercised by Utusan serving on Asia Online-Malaysia an Option Notice.

         (c) The Option Notice will specify that it is in respect of all Shares held by Asia Online-Malayisa.

         (d) Upon service of an Option Notice, Asia Online-Malaysia shall become bound to sell their entire shareholding in the Company specified in the Option Notice at the Exercise Price within 5 days subject to any consent or approval required from the Relevant Malaysian Regulatory Authorities.

         (e)      Within the period state in Clause 9.5(d), Asia
                  Online-Malaysia must deliver to Utusan:

                  (i) transfers of all their Shares duly executed by the registered holders in favour of Utusan together with the relevant share certificates for those Shares; and

                  (ii)     executed resignations of the "A" Directors;

         (f) Utusan must deliver to Asia Online-Malaysia a payment by way of bank draft or telegraphic transfer a sum equivalent to the Exercise Price in respect of the Asia Online-Malaysia's Shares.

         (g) If the Option Notice is not served on Asia Online-Malaysia during the period stated in Clause 9.5(a), the call option in favour of Utusan under this Clause 9.5(a) shall lapse.

10.      PROMISE TO PAY BY ASIA ONLINE - MALAYSIA

10.1     ASIA ONLINE'S PAYMENT OF SUBSCRIPTION SHARES CONSIDERATION

         In accordance with the Share Purchase and Subscription Agreement, Asia Online- Malaysia have agreed to subscribe for 191,025 Shares in the Company at the premium of approximately RM54.55, for a total sum of Ringgit Malaysia Ten Million Six Hundred and Twelve Thousand and Five Hundred (RM10,612,500) ("SUBSCRIPTION SHARES CONSIDERATION").

10.2     INITIAL PAYMENT ON SUBSCRIPTION AND FURTHER PAYMENTS

         The payment of the Subscription Shares Consideration shall be made instalments as follows:

         (a) At the time of the subscription of the Subscription Shares, Asia-Online Malaysia shall make an initial payment of Ringgit Malaysia Three Million and Seven Hundred Thousand (RM3,700,000) which shall be paid in favour of the Company (whose receipt shall be an absolute discharge therefor) either by bankers' draft or by telegraphic transfer into the designated bank account of the Company, which shall be agreed between the Purchaser and the Vendor not less than four (4) business days prior to Completion (at the option of the Purchaser);

         (b) the balance of the Subscription Shares Consideration shall be paid by Asia Online-Malaysia to the Company on a monthly basis in accordance with the expenditure and funding requirements of the Company as detailed in the Business Plan included in Schedule 2 of this Agreement subject to the entire Subscription Share Consideration being paid within 12 months of the date on which the Subscription Shares are issued to Asia Online-Malaysia. Asia Online-Malaysia is entitled but not required to prepay the amount outstanding on the Shares to the Company.

10.3     REVIEW OF BUSINESS PLAN

         Subject to the entire Subscription Share Consideration being paid within 12 months of the date on which the Subscription Shares are issued to Asia Online-Malaysia, the Shareholders acknowledge that the Board will in good faith review such expenditure requirements as detailed in the Business Plan on a regular basis to ensure that the Business has the appropriate level of working capital to function efficiently and profitably and the level of monthly payment to be made upon Asia Online-Malaysia may be altered or accelerated to achieve this. In the avoidance of doubt, Asia Online shall not be obliged to pay more than RM10,612,500 to the Company under this Clause.

11.      MUTUAL CO-OPERATION

11.1     PRIMARY OBLIGATION

         Each of the Shareholders agrees that it will use all reasonable endeavours to promote the business and profitability of the Company.

11.2     OBLIGATIONS OF SHAREHOLDERS

         Each of the Shareholders agrees with the other that this Agreement is entered into between them and will be performed by each of them in a spirit of good faith, mutual cooperation, trust and confidence and that it will use all means reasonably available to it (including its voting power whether direct or indirect, about the Company) to give effect to the objectives of this Agreement and to ensure that the Company complies with its obligations.

12.      TERMINATION

12.1     NOTICE OF TERMINATION

         This Agreement may be terminated immediately with respect to a party (the "DEFAULTER") by the non-defaulting party (the "NON-DEFAULTER"), by notice in writing to the Defaulter, if:

         (a) the Defaulter is in material breach of any of its obligations under this Agreement and has failed to remedy the breach within a period of thirty (30) days upon receipt of a notice in writing from the Non-Defaulter giving particulars of the breach and requiring the Defaulter to remedy the breach; or

         (b) an Event of Default occurs or has occurred in respect of the Defaulter.

12.2     TERMINATION BY MUTUAL AGREEMENT

         This Agreement may be terminated at any time upon the mutual written agreement of all parties to this Agreement.

13.      CONSEQUENCES OF TERMINATION

13.1     RIGHT OF NON-DEFAULTERS

         If this Agreement is terminated under Clause 12.1, the Non-Defaulters shall have the right to either:

         (a)      Option to Purchase or Sell

                  (i) Purchase all the Shares owned by the Defaulter (the "DEFAULTER'S SHARES") at the price of 80% of the Prescribed Price either by itself or its nominee, by a notice in writing to the Company and the Defaulter; or sell to the Defaulter all the Shares in the Company owned by the Non- Defaulter at the price of 120% of the Prescribed Price, provided however that if there is more than one Non-Defaulter, the Non-Defaulter wishing to sell its Shares shall first offer those Shares to the other Non-Defaulters at the full Prescribed Price.

                  (ii) In the event there is more than one Non-Defaulter, the Defaulter's Shares shall be offered to the Non-Defaulters in proportion to their respective shareholding in the Company.

                  (iii) If none of the Non-Defaulters wishes to acquire the portion of Defaulter's Shares offered to it, the untaken Defaulter's Shares will be offered to the other Non-Defaulters in proportion to their respective shareholding in the Company.

                  (iv) The sale of the Defaulter's Shares shall be completed within the later of 30 days after the date of the exercise of the option to purchase and the determination of the Prescribed Price, or such period as may be extended at the discretion of Non-Defaulter and so notified to the Defaulter, at the registered office of the Company.

                  (v) If the Defaulter fails or refuses to transfer the Defaulter's Shares, the provisions of Clause 7.7(b) shall apply mutatis mutandis.

         (b)      Liquidate the Company

                  (i) If none of the Non-Defaulters wishes to exercise their rights pursuant to Clause 13.1, the Non-Defaulters may, by notice in writing to the Defaulter, require a general meeting to be convened and other actions to be taken for the purpose of winding-up the Company.

                  (ii) Upon receipt of such notice, the Shareholders shall procure that a general meeting is convened and other actions required to wind-up the Company to be taken within thirty (30) days of the notice.

                  (iii) All Shareholders shall attend or be represented at such meeting or at any adjournment thereof and no Shareholder shall be entitled to vote otherwise than against a proposal to adjourn the meeting, or in favour of the resolution for the winding-up of the Company. The Shareholders and Directors shall forthwith execute all documents and do all other acts required to wind-up or dissolve the Company under applicable laws.

14.      TERMS APPLICABLE UPON TERMINATION

14.1     ACCRUED RIGHTS AND OBLIGATIONS

         Upon termination of this Agreement for any reason whatsoever the obligations of the parties hereto shall cease provided always however that such termination shall not:

         (a)      affect any accrued rights and obligations;

         (b)      excuse any party from a default under this Agreement; or

         (c) affect any obligation surviving the termination of this Agreement.

15.      DEADLOCK

15.1     OCCURRENCE OF DEADLOCK

         If at any time a Deadlock exists or occurs:

         (a) any party may convene, by written notice to the other party, a meeting of at least one (1) representative of each party, at the registered office of the Company on the date specified in the notice. This date must not be less than seven (7) days and not more than fourteen (14) days after the date on which the notice is issued ("NOTICE DATE").

         (b) each of the parties undertakes that its representative must use all reasonable efforts to resolve the Deadlock.

15.2     MEDIATION

         (a) If the Deadlock is not resolved at the meeting referred to in Clause 15.1 or any subsequent meetings or negotiations within fourteen (14) days after the Notice Date, any Shareholder may by notice in writing to the other Shareholder require the resolution of the Deadlock to be referred to a mediator appointed by both Utusan and Asia Online-Malaysia. If the Shareholders cannot agree on the appointment of a mediator within twenty eight (28) days after the Notice Date, either party may approach the Chairman of the Kuala Lumpur Regional Arbitration Centre to request him to appoint a mediator.

15.3     RESOLUTION OF DEADLOCK

         (a) If the Shareholders fail to resolve the Deadlock by mediation within sixty (60) after the Notice Date or such extended as agreed between the Shareholders, any Shareholder (the "OFFEROR") may offer in writing (the "OFFER") to purchase the

                  Shares of all the other Shareholders (the "Offerees") at the Prescribed Price. Within one (1) month of the making of the Offer, the Offeree shall either:

                  (i)      accept the Offer; or

                  (ii) elect to purchase the Shares of the Offeror at the same price pro rata, which the Offeror shall then be obliged to accept.

                  If the Offeree fails to respond to the Offer within one (1) month, it will be deemed to have accepted the Offer. If there is more than one Offeror, the Offerees shall sell its Shares to the Offerors in proportion to the Offerors" respective shareholding in the Company.

         (b) Upon acceptance or deemed acceptance of the Offer, or election to purchase by the Offeree, the provisions of Clause 6 shall apply as if a Transfer Notice had been served in respect of all of the Shares by the selling party and accepted by the acquiring party at the Prescribed Price.

         (c) If no Offer is made or accepted, or the Shareholders cannot otherwise agree on the transfer of Shares between themselves, any Shareholder may, by notice in writing to the other Shareholders, require a general meeting to be convened and other actions to be taken for the purpose of winding-up the Company and the provisions of Clauses 13(b)(ii) and (iii) shall apply mutatis mutandis.

16.      NON COMPETITION

16.1     NOT TO COMPETE

         Utusan covenants that for a period of 12 months from the date of Completion (as defined under the Share Purchase and Subscription Agreement) and for as long as it is a party to this Agreement it shall not and shall procure that neither its Subsidiaries nor Related Corporations shall be engaged concerned or interested either directly or indirectly and whether on its own behalf or on behalf of or in association with others or in any capacity in carrying on anywhere in Malaysia a similar business in competition to that carried on by the Company.

16.2     NOT TO SOLICIT

         Utusan covenants that for a period of 12 months from the date of Completion (as defined under the Share Purchase and Subscription Agreement) and for as long as it is a party to this Agreement it shall not and shall procure that its Subsidiaries and Related Corporations shall not solicit in Malaysia in competition with the Company the custom of any person who at that time is or was a customer of the Company.

16.3     RIGHT OF FIRST REFUSAL

         Without derogation from the obligations of Utusan under the Share Purchase and Subscription Agreement and without limiting the generality of the provisions in Clauses 16.1 and 16.2 above, Utusan agrees and undertakes that it (and in respect of its Subsidiaries and Related Corporations other than the Company, it shall procure that such companies):

         (a) shall not introduce Competing Products for a period of 12 months from the date of Completion (as defined under the Share Purchase and Subscription Agreement);

         (b) shall for a period of 12 months from the date of Completion (as defined under the Share Purchase and Subscription Agreement) offer to the Company a first right of refusal to provide any internet related services other than Existing internet related services which Utusan or its Subsidiaries or Related Corporations other than the Company may require at fair market rates for such services. Utusan shall give notice to the Company in writing stating Utusan's or its Subsidiaries' or Related Corporation's requirements for any such internet related services and evidence of other market rates which Utusan or its Subsidiaries or Related Corporation may be able to obtain for such services. The Company shall have a period of 14 days from the date of receipt of such notice to determine whether to provide such services to Utusan or its Subsidiaries or Related Corporation (as the case may be) at the market rates indicated in such notice.

16.4     LAUNCH OF COMPETING PRODUCT

         Utusan or any of its Subsidiaries and Related Corporations other than the Company agree that in the event that they wish to launch a product which is not a Competing Product, such product shall conform with the following requirements:

         (a)      it does not utilise Utusan's Existing network;

         (b) it does not utilise facilities located on land or within premises containing an Existing Utusan node;

16.5     MANAGEMENT OF NETWORK TRAFFIC

         (a) The Company shall be entitled at its option for a period of at least 24 months from the date of Completion (as defined under the Share Purchase and Subscription Agreement) to manage Utusan or any of its Subsidiaries and Related Corporations other than the Company agree that all network traffic emanating from Utusan's Existing network and from any of Utusan's Subsidiaries or Related Corporations other than the Company which is linked to Utusan's wide area network.

         (b) The Company shall be entitled at its option for a period of at least 24 months from the date of Completion (as defined under the Share Purchase and

                  Subscription Agreement) to manage Utusan's Existing network, which shall include the maintenance, control and supervision of the network equipment including servers, routers, hubs, switches, firewall and other ancillary equipment which are linked or to be linked to Utusan's wide area network.

16.6     MAINTENANCE OF IP ADDRESSES

         The Company shall be entitled at its option for a period of at least 24 months from the date of Completion (as defined under the Share Purchase and Subscription Agreement) to maintain all IP Addresses of Utusan and any of its Subsidiaries and Related Corporations other than the Company and their respective Windows NT client administration, assignment of user access rights, DNS server router configuration, network hubs and switches pursuant to agreements to be entered into by the relevant parties.

16.7     INTERNET UTILISATION

         Utusan agrees that in relation to itself and its Subsidiaries and Related Corporations other than the Company, the network status, number of users and links connected to the internet shall remain unchanged following the Completion ( as defined under the Share Purchase and Subscription Agreement). In the event that Utusan or any of its Subsidiaries or Related Corporations other than the Company wish to increase its or their utilisation of the internet, such utilisation shall be dependent upon bandwidth.

17.      NO PARTNERSHIP

17.1     NO PARTNERSHIP

         (a) The parties' rights and obligations are not joint, or joint and several, or collective. Each party is only responsible for its own obligations as set out in this Agreement.

         (b) The parties do not intend to create, and this Agreement does not constitute, a partnership, agency, trust or other arrangement.

         (c) Unless otherwise expressly stated in this Agreement, neither party has the authority to act for, or incur any obligation on behalf of, the other party.


18.      NAME PROTECTION

18.1     CHANGE OF NAME

         The parties have the intention to change the name of the Company to a name bearing the designation "Asia Online".

18.2     PROTECTION OF NAME "ASIA ONLINE"

         The parties agree and confirm that Asia Online is the sole and exclusive owner of all rights, interest and title in and to the name "Asia Online" or variation of such name and it is hereby agreed that in the event that Asia Online-Malaysia shall cease to be a party to this Agreement or shall cease to hold any Shares, the Parties shall forthwith take all necessary action, including the passing of all necessary shareholders resolution, to change the name of the Company to one which does not contain the name "Asia Online" or any similar name or word within 30 days of such cessation.

18.3     PROTECTION OF NAME "UTUSAN"

         The parties agree and confirm that Utusan is the sole and exclusive owner of all rights, interest and title in and to the name "Utusan" and it is hereby agreed that in the event that Utusan shall cease to be a party to this Agreement or shall cease to hold any Shares, the parties shall forthwith take all necessary action, including the passing of all necessary shareholders resolution, to change the name of the Company to one which does not contain the name "Utusan" or any similar name or word within 30 days of such cessation.

19.      NOTICES

         Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address (by hand, by registered mail, by courier or express delivery service) or fax number (by fascimile) set out below (or such other address or fax number as the addressee has by five (5) days' prior written notice specified to the other parties):

         To the Purchaser:             Asia Online Internet Services Sdn. Bhd.
                                       c/o Asia Online Limited
                                       16/F One International Finance Centre
                                       No. 1 Harbour View Street
                                       Central, Hong Kong

                                       Fax Number: 852 2882 4468
                                       Attention: Mr Edward Roberto

         To the Vendor:                Utusan Melayu (Malaysia) Berhad
                                       Level 7, Menara PGRM,
                                       No 8, Jalan Pudu, Cheras,
                                       56100 Kuala Lumpur, Malaysia

                                       Fax Number: 603 - 982 6652
                                       Attention: Mr. Azizi Meor Ngah

         To the Company:               Utusan Multimedia Sdn. Bhd.
                                       No. 11, Ground Floor, The Right Angle
                                       Jalan 14/22, 46100 Petaling Jaya
                                       Selangor Darul Ehsan

                                       Fax Number: 603 - 757 2777
                                       Attention: Mr. Felix Miller

         Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address; and (b) if given or made by fax, when despatched.


20.      GENERAL PROVISIONS

20.1     INVALID OR UNENFORCEABLE

         If a provision of this Agreement is invalid or unenforceable in a jurisdiction:

         (a) it is read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and

         (b)      it does not affect the validity or enforceability of:

                  (i)      that provision in another jurisdiction; or

                  (ii)     the remaining provisions.

20.2     WAIVER AND EXERCISE OF RIGHTS

         No failure or delay by any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by the any party of any breach by the other parties of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

20.3     AMENDMENT

         This Agreement (together with any documents referred to herein) constitutes the whole agreement between the parties and supersedes any previous agreements or arrangements between them relating to the subject matter of this Agreement and it is expressly declared that no variations of this Agreement shall be effective unless made in writing and executed by the parties.

20.4     COUNTERPARTS

         This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original.

20.5     FURTHER ASSURANCES

         Each party must, at its own expense, whenever requested by another party, promptly do or cause to be done everything reasonably necessary to give full effect to this Agreement and the transactions contemplated by this Agreement.

20.6     COSTS

         Each party must pay its own costs in respect of this Agreement and the documents and transactions contemplated by this Agreement.

20.7     ASSIGNMENT

         A party must not assign, create an interest in or deal in any other way with any of its rights under this Agreement without the prior written consent of the other party.

20.8     NON-MERGER

         The representations and covenants by the parties in this Agreement are continuing and will not merge or be extinguished on Completion and will survive after Completion.

20.9     RIGHTS CUMULATIVE

         The rights, remedies and powers of the parties under this Agreement are cumulative and not exclusive of any rights, remedies or powers provided to the parties by law.

20.10    CONSENTS AND APPROVALS

         A party may give its consent conditionally or unconditionally or withhold its approval or consent in its absolute discretion unless this Agreement expressly provides otherwise.

20.11    GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of Malaysia.

20.12    ARBITRATION

         (a) The parties agree that any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Malaysia in accordance with the UNCITRAL Rules which are deemed to be incorporated by reference into this clause.

         (b) The arbitral tribunal shall consist of three (3) arbitrators, one to be appointed by each of the parties.

         (c)      The language of the arbitration shall be English.

         (d) Notwithstanding Clauses 20.12 (a) to (c), any party may bring an action:

                  (i) for injunctive or other similar mandatory or prohibitory relief in any court of competent jurisdiction; and

                  (ii) for any interlocutory or interim relief, including, without limitation, any proceedings for the detention, custody or preservation of any property, pending the results of the arbitration.


20.13    LANGUAGE

         English shall be the language to be used in all matters concerning this Agreement including but not limited to any arbitration proceedings.


           -The rest of this page has been intentionally left blank-

IN WITNESS WHEREOF this Agreement has been made between and executed by the parties on the day and year first written above.

1.       ASIA ONLINE INTERNET SERVICES SDN. BHD.



         By: /S/ KEVIN  RANDOLPH
             ------------------------------
         Name (printed): Kevin Randolph
         Designation   : Director


         In the presence of:


         /s/ EDWARD ROBERTO
         ----------------------------------
         Name: Edward Roberto
         NRIC/Passport No: 015890022

         Date: 28 January 2000
               ----------------------------


2.       UTUSAN MELAYU (MALAYSIA) BERHAD



         By: /s/ AZIZI MEOR NGAH
             ------------------------------
         Name (printed):  Azizi Meor Ngah
         Designation   :  Executive Director



         In the presence of:


          /s/ KHAMARUL BAHARAIN SULAIMAN
         ----------------------------------
         Name: Khamarul Baharain Sulaiman
         NRIC/Passport No: 610122-05-5375

         Date: 28 January 2000

3.       UTUSAN MULTIMEDIA SDN. BHD.



         By: /s/ KHAMARUL BAHARAIN SULAIMAN
             ------------------------------
         Name (printed): Khamarul Baharain Sulaiman
         Designation   : Group General Manager Finance



         In the presence of:


         /s/ SHARINA SAIDON
         ----------------------------------
         Name: Sharina Saidon
         NRIC/Passport No: 600414-10-6198

         Date: 28 January 2000
               ----------------------------